Exhibit 12

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
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                  For the Five Years Ended December 31 and for
                       the Six Months Ended June 30, 1998
                             (Dollars in Thousands)



                                                         Year Ended December 31,                        Six Months
                                                                                                           Ended
                                         1993         1994         1995         1996         1997      June 30 1998
                                         ----         ----         ----         ----         ----      ------------

Earnings available for fixed
   charges:

  Pre-tax income (loss) before          ($64,015)     ($27,895)      $27,479      $25,956      $41,827        $34,132
   extraordinary item

  Add (deduct)

     Interest on indebtedness             66,501        59,114       53,302       51,794       50,298         25,886

     Proportionate share of                   11            25        1,058        1,256        1,336            164
     interest on indebtedness of
     fifty percent owned joint
     venture

     Amortization of debt expense          4,158         2,389        2,145        2,145        1,381            613
     Portion of rents                      8,260         5,999        5,942        6,022        5,694          2,796
     representative of the interest
     factor

     Equity in the (income) loss of            0         2,502        3,259        1,297        (219)          1,093
     less than fifty percent owned
     joint ventures

     Minority interest in the loss          (376)         (131)           0            0            0              0
     of subsidiary

     Minority interest in the              2,517             0            0            0            0              0
     income of subsidiary with
     fixed charges                     ---------    ----------   ----------   ----------    ---------  -------------

         Total earnings available
         for fixed charges               $17,056       $42,003      $93,185      $88,470     $100,317        $64,684
                                       =========    ==========   ==========   ==========    =========  =============

Fixed charges:

  Preference stock dividend               $2,517            $0           $0           $0           $0             $0
   requirements of majority-owned
   subsidiary

  Ratio of pre-tax income to net            1.16          1.13         3.13         2.72         2.13           2.45
   income

  Preference stock dividend                2,895             0            0            0            0              0
   requirements of majority-owned
   subsidiary on pre-tax basis

  Interest on indebtedness                66,501        59,114       53,302       51,794       50,298         25,886

  Proportionate share of interest             11            25        1,058        1,256        1,336            164
   on indebtedness of fifty percent
   owned joint venture

  Amortization of debt expense             4,158         2,389        2,145        2,145        1,381            613

  Portion of rents representative          8,260         5,999        5,942        6,022        5,694          2,796
   of the interest factor              ---------    ----------   ----------   ----------   ----------  -------------

Total Fixed Charges                      $81,825       $67,527      $62,447      $61,217      $58,709        $29,459
                                       =========    ==========   ==========   ==========   ==========  =============
Ratio of earnings to fixed charges
                                              (A)           (A)         1.5x         1.4x         1.7x           2.2x
                                       =========    ==========   ==========   ==========   ==========  =============
-------------------------------------
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(A) As a result of losses incurred in 1993 and 1994, the Company was unable to fully cover the indicated fixed charges.